Exhibit 12.1

SunTrust Banks, Inc.
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (in millions)

	For the Year Ended December 31
	2010		2009	2008		2007		2006
Ratio 1 - including deposit interest

Earnings:
Income/(loss) before income taxes and extraordinary gain	$4		($2,462)	$729		$2,250		$2,987
Fixed charges	1,562		2,315	3,778		5,377		5,188

Total	$1,566		($147)	$4,507		$7,627		$8,175

Fixed charges:
Interest on deposits	$860		$1,440	$2,377		$3,661		$3,465
Interest on funds purchased and securities sold under agreements to repurchase	6		8	131		440		543
Interest on other short-term borrowings	13		15	55		121		74
Interest on trading liabilities	30		20	27		15		16
Interest on long-term debt	580		761	1,117		1,079		1,034
Portion of rents representative of the interest factor (1/3) of rental expense	73		71	71		61		56

Total fixed charges	1,562		2,315	3,778		5,377		5,188

Preferred stock dividend requirements	274		280	49		42		11

Fixed charges and preferred stock dividends	$1,836		$2,595	$3,827		$5,419		$5,199

Ratio of earnings to fixed charges	1.00	x	NM	1.19	x	1.42	x	1.58	x

Ratio of earnings to fixed charges and preferred stock dividends	0.85	x	NM	1.18	x	1.41	x	1.57	x

Ratio 2 - excluding deposit interest

Earnings:
Income/(loss) before income taxes and extraordinary gain	$4		($2,462)	$729		$2,250		$2,987
Fixed charges	702		875	1,401		1,716		1,723

Total	$706		($1,587)	$2,130		$3,966		$4,710

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$6		$8	$131		$440		$543
Interest on other short-term borrowings	13		15	55		121		74
Interest on trading liabilities	30		20	27		15		16
Interest on long-term debt	580		761	1,117		1,079		1,034
Portion of rents representative of the interest factor (1/3) of rental expense	73		71	71		61		56

Total fixed charges	702		875	1,401		1,716		1,723

Preferred stock dividend requirements	274		280	49		42		11

Fixed charges and preferred stock dividends	$976		$1,155	$1,450		$1,758		$1,734

Ratio of earnings to fixed charges	1.01	x	NM	1.52	x	2.31	x	2.73	x

Ratio of earnings to fixed charges and preferred stock dividends	0.72	x	NM	1.47	x	2.26	x	2.72	x

NM- not meaningful. For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion. Earnings included a $751 million non-cash goodwill impairment charge in 2009 as well as elevated provsion for credit losses.